Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Monday, August 8, 2016

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES SECOND QUARTER 2016 RESULTS

Quarter Highlights:

•	Acquisition of 100% of Bolzoni S.p.A completed on July 6, 2016

•	Gains made in warehouse market strategic initiative but shift in mix of products reduced revenues

•	Weak Brazil market performance and weakening North America and Asia Big Truck markets negatively affected revenues and operating profit

Cleveland, Ohio, August 8, 2016 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $645.6 million and net income of $8.3 million, or $0.51 per diluted share, for the second quarter of 2016 compared with revenues of $658.7 million and net income of $22.7 million, or $1.39 per diluted share, for the second quarter of 2015. Consolidated operating profit was $11.4 million for the second quarter of 2016 compared with $27.3 million for the second quarter of 2015.
As previously announced, over the course of the second quarter of 2016, Hyster-Yale's indirect wholly-owned subsidiary, Hyster-Yale Capital Holding Italy S.r.l. (“HY Italy”), acquired an approximately 94% ownership stake in Bolzoni S.p.A, for an aggregate cash purchase price of €102.1 million (approximately $115.5 million). In early July, HY Italy acquired the remaining outstanding interest in Bolzoni for €6.8 million (or approximately $7.6 million). Bolzoni was delisted from the Italian stock exchange on July 6, 2016.
Primarily as a result of this acquisition, the 2016 second quarter consolidated net income includes acquisition costs totaling $2.9 million pre-tax reported in the lift truck segment, as well as an additional tax expense of $1.6 million related to the accumulated non-deductible acquisition costs. In addition, the second quarter and six months ended June 30, 2016 results include revenues and net income of $38.9 million and $0.1 million, respectively, for Bolzoni, reported in the new Bolzoni segment.
For the six months ended June 30, 2016, the Company reported consolidated net income of $18.3 million and revenues of $1.2 billion compared with consolidated net income of $36.6 million and revenues of $1.3 billion for the first six months of 2015. Operating profit was $21.1 million for the first half of 2016 compared with $48.3 million in the first half of 2015. Operating profit includes $5.7 million of acquisition costs, primarily related to the Bolzoni acquisition.
EBITDA for the second quarter of 2016 and the trailing twelve months ended June 30, 2016, was $23.3 million and $112.7 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 9.
The Company's cash position was $51.5 million, including $7.8 million at Bolzoni, as of June 30, 2016 compared with $155.1 million as of December 31, 2015. Cash decreased due to the acquisition of Bolzoni in the second quarter of 2016. Debt as of June 30, 2016 increased to $150.6 million, including $43.2 million of outstanding debt at Bolzoni, from $53.1 million at December 31, 2015.

Lift Truck Results
The lift truck business reported net income of $13.1 million and revenues of $606.5 million for the second quarter of 2016 compared with net income of $26.2 million and revenues of $658.3 million for the second quarter of 2015. Lift truck operating profit was $19.0 million for the second quarter of 2016 compared with $33.2 million for the first quarter of 2015.
Consolidated worldwide new unit shipments decreased to approximately 21,100 units in the second quarter of 2016 from approximately 22,400 units in the second quarter of 2015.
Second quarter 2016 bookings were approximately 21,700 units, or approximately $500 million, compared with approximately 21,400 units, or approximately $495 million, for the second quarter of 2015. Worldwide backlog was approximately 30,500 units, or approximately $715 million, at June 30, 2016 compared with approximately 30,900 units, or approximately $715 million, at June 30, 2015 and approximately 29,900 units, or approximately $670 million, at March 31, 2016.

Americas
Total shipments in the Americas segment, which includes the North America, Latin America and Brazil markets, decreased by approximately 1,300 units in the second quarter of 2016 compared with 2015. Strong unit shipments in Latin America were more than offset by a substantial decrease in shipments in Brazil driven by an over 30% decline in the market in the first half of 2016 from already low levels as the Brazil economy continued to struggle, and a decrease in North America shipments of Class 1, Class 2 and Class 5 trucks, including a decline in Big Trucks as a result of a weakening Big Truck market. Primarily as a result of the decrease in unit volumes, revenues in the Americas declined 11% to $411.8 million in the second quarter of 2016 from $463.9 million in the second quarter of 2015. In addition, a shift in trucks sold from higher-priced Class 5 trucks, including Big Trucks, to lower-priced Class 3 warehouse trucks and Class 4 internal combustion engine trucks and the unfavorable effect of deal-specific pricing in North America contributed to the revenue decrease.
Both operating profit and net income in the Americas decreased in the second quarter of 2016 compared with the prior year due to lower gross profit, higher selling, general and administrative expenses and higher income tax expense. While benefits of continued material cost deflation more than offset the impact of deal-specific pricing, the effect of adverse mix and lower unit volumes that led to higher manufacturing variances, as well as a $3.1 million increase in U.S. health care costs during the 2016 second quarter resulted in an overall decline in gross profit. Selling, general and administrative expenses increased $7.8 million in the second quarter of 2016 primarily from acquisition-related costs of $2.9 million, increased marketing-related expenses and higher U.S. healthcare costs, partially offset by a decrease in incentive compensation estimates.
In the remainder of 2016, the Company expects the Americas market to decline moderately compared with the same period in 2015, especially in the Big Truck and higher capacity internal combustion engine truck markets due to decreased demand from industrial customers, which is expected to lead to a shift in sales to lower-priced, lower-margin units. These market conditions are expected to result in a decline in overall unit shipments, revenues and operating profit in the Americas in the second half of 2016 compared with the second half of 2015. Expected benefits from favorable currency relationships based on current currency rates and anticipated improvements in Brazil's operating results are expected to be more than offset by unfavorable manufacturing variances, lower pricing of products, higher employee-related operating expenses and increased professional fees. In addition, net income in the second half of 2015 included the unfavorable effect of a $7.5 million valuation allowance adjustment related to Brazil.

EMEA
Total shipments in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased approximately 300 units in the 2016 second quarter compared with 2015. As a result of the increase in unit volumes and favorable foreign currency movements, EMEA's revenues increased 6% to $155.6 million in the second quarter of 2016 from $146.2 million in the second quarter of 2015.
EMEA's operating profit improved modestly from $3.3 million in the second quarter of 2015 to $3.6 million in the second quarter of 2016 as lower selling, general and administrative expenses were partially offset by lower gross profit. Benefits realized in gross profit from lower material costs and an increase in shipments of higher-margin products were more than offset by higher warranty-related expenses of $2.5 million and unfavorable currency movements of $2.2 million.
As a global company, Hyster-Yale is affected by changing market conditions in the various countries in which it does business. The United Kingdom's recent decision to leave the European Union has created concern and uncertainty in many of the Company's EMEA markets as this process unfolds. While Hyster-Yale's European headquarters and one of its larger European manufacturing facilities are located in the United Kingdom, the Company believes that as a global manufacturing structure, this separation is not expected to have a material economic impact on the Company's overall operations. However, Hyster-Yale plans to monitor the situation closely, with particular regard to its effect on global currencies and trade policies, and make adjustments accordingly.
During 2015, EMEA had currency hedges in place that mitigated the unfavorable effect of the strengthening U.S. dollar. However, as these hedges have expired, the new hedges have not been and are not expected to be as favorable, based on current currency rates, in offsetting increased non-Euro-based costs incurred. As a result, the strong U.S. dollar is expected to have a larger unfavorable impact on results in the remainder of 2016.
Markets in the EMEA segment are expected to continue to grow modestly in the second half of 2016 as increases in Eastern and Western Europe are expected to be partially offset by a decline in the Middle East and Africa markets. Despite these anticipated market conditions, the Company expects EMEA unit shipments and revenues, as well as parts revenues, to grow more favorably than the overall EMEA market in the second half of 2016, primarily in the fourth quarter, as a result of anticipated market share improvements. Nevertheless, operating profit in the EMEA segment is expected to decrease substantially in the second half of 2016 compared with 2015 as a result of the reduced favorability of the hedge contracts in place at current currency rates coupled with unfavorable currency movements, an anticipated shift in sales mix to lower-margin products and expected lower pricing of products.

JAPIC
Revenues for the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, as well as the equity earnings of the Sumitomo-NACCO operations, decreased in the second quarter of 2016 compared with the second quarter of 2015. The decline in revenues was primarily the result of fewer unit shipments of approximately 300 units, a shift in sales from higher-

priced lift trucks, including Big Trucks in certain markets, to lower-priced lift trucks and the impact of deal-specific pricing.
JAPIC generated an operating loss of $0.9 million during the second quarter of 2016 compared with an operating loss of $1.3 million in 2015. The lower operating loss was primarily the result of the absence of a bad debt write-off taken in the 2015 second quarter, mostly offset by a decrease in gross profit from reduced sales volumes of lower-priced products and unfavorable currency movements.
Looking forward, the JAPIC market is expected to be down modestly in the second half of 2016 compared with the second half of 2015 as lower demand in China is expected to be mostly offset by modest growth in the other JAPIC markets. Despite these anticipated market conditions and as a result of the continued execution of the Company's strategic initiatives, shipments in the second half of 2016, as well as unit and parts revenues and operating profit, are expected to increase compared with the second half of 2015, primarily in the fourth quarter.

Overall Lift Truck Outlook
The overall global market in the second half of 2016 is expected to be comparable to the second half of 2015. Market growth in EMEA is expected to be offset by declines in the Americas market. Despite these market conditions, unit shipments and parts sales are expected to increase, but a shift in mix to lower-priced products is expected to mostly offset this increase resulting in revenues for the second half of 2016 comparable with the second half of 2015. As a result of the lower revenues in the first half of 2016, which are not expected to be recouped in future quarters, revenues for full-year 2016 are expected to be down modestly compared with full-year 2015. In addition, the Company expects operating profit and net income in the second half of 2016, and in the third quarter in particular, to be lower than comparable periods in 2015 as the anticipated increases in unit and parts volumes are expected to be more than offset by an anticipated shift in sales mix to lift trucks with lower average profit margins, higher operating expenses and unfavorable manufacturing variances.
Commodity costs declined throughout 2015 and in the first half of 2016 and are expected to continue to be favorable in the remainder of 2016. However, these commodities, including steel in particular, remain volatile and sensitive to changes in the global economy.
In August 2016, the Company received a favorable tax ruling which is expected to result in the Company releasing an approximately $3.0 million to $3.5 million valuation allowance previously applied against the Company's Italian deferred tax assets.
Cash flow before financing activities is expected to be positive but decline substantially in the second half of 2016 compared with the second half of 2015.
Hyster-Yale remains focused on gaining market share in its lift truck business over time by implementing the following key strategic initiatives: (1) enhancing its understanding of customer needs at the product and aftermarket levels, (2) driving for the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) strengthening independent distribution, (4) improving the Company's warehouse market position, (5) focusing on increased success in the Asia markets by offering products aimed at the needs of these markets, enhancing Asia distribution and focusing on strategic alliances with local partners, (6) enhancing its Big Truck market position and (7) strengthening its sales and marketing organization in all geographic regions.
The Company is also developing new products in many segments that are expected to support its market share growth. The new standard 2.0-3.0 ton Class 5 internal combustion engine lift truck line was introduced to the market in early April 2016 and is expected to be in production late in the third quarter of 2016.

Bolzoni Results
Throughout the second quarter of 2016, Hyster-Yale acquired an ownership stake totaling approximately 94% in Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables under the Bolzoni Auramo and Meyer brand names, located in Piacenza, Italy. For the second quarter of 2016, Bolzoni reported revenues of $38.9 million, operating profit of $0.7 million and net income of $0.1 million. Included in operating profit are $1.9 million of post-acquisition expenses related to the purchase and amortization of intangibles.

Bolzoni Outlook
On July 6, 2016, Hyster-Yale completed the acquisition of 100% of Bolzoni, and Bolzoni was delisted from the Italian stock exchange.
The acquisition of Bolzoni is expected to add a wider spectrum of products to Hyster-Yale's suite of products and provide an important platform for additional growth. Bolzoni will continue to operate as a stand-alone business, with its own management team and board of directors to ensure that the integrity of OEM, dealer and customer information is maintained. However, now that Hyster-Yale owns 100% of Bolzoni, work has started on identifying additional opportunities for Bolzoni to increase revenue and profitability.
Bolzoni's primary market is attachments for Class 1 and Class 5 products. The majority of Bolzoni's revenues are generated in the EMEA market, primarily Eastern and Western Europe, with a solid secondary presence in North America. In this context, Bolzoni's revenues in the second half of 2016 are expected to be comparable to the revenues of €69.2 million reported by Bolzoni in the second half of 2015.
Excluding the immediate costs of the acquisition, estimated integration costs and non-recurring purchase accounting adjustments, the addition of Bolzoni is expected to be accretive to consolidated earnings. The implementation of anticipated cost reduction and sales enhancement programs are expected to generate gradual growth in Bolzoni's operating profit and net income. Overall Bolzoni's net income is expected to gradually increase in the third and fourth quarters of 2016 compared with the second quarter of 2016 as programs are implemented and a complete quarter of Bolzoni's results are reported.
The Company believes this acquisition enhances the combined company’s capacity to invest in solutions to benefit all customers.

Nuvera Results
Nuvera reported revenues of $0.2 million, an operating loss of $8.3 million and a net loss of $4.9 million for the second quarter of 2016 compared with revenues of $0.4 million, an operating loss of $5.9 million and a net loss of $3.5 million in the second quarter of 2015.
Nuvera's operating and net losses increased in the 2016 second quarter primarily due to higher operating costs largely due to the startup of production, continued product development and increased marketing costs as Nuvera began transitioning from product development to commercialization and production of its PowerEdge® units.

Nuvera Outlook
Hyster-Yale believes that the fuel-cell market for lift trucks has significant growth potential. Accordingly, the commercialization of Nuvera's fuel-cell technology is Nuvera's key focus. Early stages of production of Nuvera's PowerEdge® units, which can be substituted for lead-acid batteries in Class 1, 2 and 3 lift truck models, began in late 2015 and shipments of the first Class 1 and 3

PowerEdge® units began in early July 2016. Nuvera expects to begin shipping Class 2 products later in the third quarter of 2016. Nuvera's progress toward full commercialization is expected to continue throughout the remainder of 2016 and in 2017.
Customer interest in these products is high and production is ramping up for sales of additional PowerEdge® units. Negotiations for several large orders are nearing completion and several successful customer demonstrations have been completed. Additional demonstrations are planned and are expected to provide many opportunities for both Hyster-Yale dealers and Hyster-Yale's National Accounts sales team to work with existing and new customers. As a result, Nuvera expects to generate modest PowerEdge® unit revenues in the second half of 2016, with new unit sales expected to grow gradually over the third and fourth quarters as production accelerates.
Nuvera expects to continue to focus on commercializing its fuel-cell technology by expanding its product line and integrating this technology into the Hyster® and Yale® lift truck product ranges. As a part of this process, Nuvera is increasing its focus on reducing manufacturing costs per unit as production increases and greater economies of scale are achieved. As part of the process of ramping up production and transitioning from product development to commercialization, engineering, employee-related and marketing expenses are expected to reach moderately higher levels in the second half of 2016 than in the second half of 2015. As a result, Nuvera expects to generate an operating loss in the second half of 2016 of approximately $14 million to $16 million. Nuvera's objective is to reach a quarterly break-even operating profit by the end of 2017 or early 2018 on a run rate of approximately 700 PowerEdge® and ten PowerTap® units per quarter at target margins. Nuvera is also exploring a number of partnership and OEM supply opportunities which would be complementary to its core operating plan that may result in higher short term costs but which could potentially accelerate achievement of break-even results.
The Company believes the commercialization of Nuvera fuel-cell-related technologies is an investment that will reinforce the Company’s core strategies and help drive further lift truck unit market share growth, as well as meet customer needs. It also provides the Company with the ability to expand its offering of best-in-class energy solutions to customers by integrating fuel cells with lift trucks in ways that are expected to optimize the performance and energy efficiency of the total lift truck system. This also adds another power solution to what Hyster-Yale already believes is a market-leading complement of power solutions for lift trucks which now includes lead-acid and lithium-ion battery and hydrogen fuel-cell-powered electric trucks, as well as a range of internal combustion engine-powered products. In conjunction with the Company's capability to provide full life cycle maintenance, service and fueling requirements, this initiative is expected to provide Hyster-Yale with an opportunity to meet customers' needs, drive market share, enhance Hyster-Yale’s margins and offer a low overall cost of ownership alternative.
Nuvera's PowerTap® hydrogen generator appliance, which produces fuel-cell grade hydrogen, is in commercial production and has an expanding list of customers in several applications.
Hyster-Yale believes the combination of Nuvera’s technology and innovative culture with the lift truck business’ supply chain, manufacturing and distribution expertise will help ensure the rapid commercialization and production ramp-up of Nuvera’s products, as well as help reduce the manufacturing costs per unit as production increases.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Monday, August 8, 2016 at 1:00 p.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 28468503, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 15, 2016. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Europe and Brazil, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in non-U.S. import tariffs and monetary policies and other changes in the regulatory climate in the non-U.S. countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology, (15) the introduction of a more accepted product to the market by a competitor, making the Nuvera technology less marketable, (16) the successful integration of Bolzoni S.p.A.’s operations and employees, and (17) unfavorable effects of the United Kingdom's exit from the European Union on Hyster-Yale's global operations.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel-cell stacks and related systems, on-site hydrogen production and dispensing systems, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables under the Bolzoni Auramo and Meyer brand names.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
	(In millions, except per share data)

Revenues	$645.6	$658.7	$1,249.8	$1,281.0
Cost of sales	531.6	548.1	1,037.9	1,067.5
Gross Profit	114.0	110.6	211.9	213.5
Selling, general and administrative expenses	102.6	83.3	190.8	165.2
Operating Profit	11.4	27.3	21.1	48.3
Other (income) expense
Interest expense	2.0	1.3	3.1	2.3
Income from unconsolidated affiliates	(1.7)	(1.4)	(3.0)	(2.5)
Other	(0.7)	—	0.3	1.4
Income before Income Taxes	11.8	27.4	20.7	47.1
Income tax provision	3.5	4.6	2.5	10.3
Net (income) loss attributable to noncontrolling interest	—	(0.1)	0.1	(0.2)
Net Income Attributable to Stockholders	$8.3	$22.7	$18.3	$36.6

Basic earnings per share	$0.51	$1.39	$1.12	$2.25

Diluted earnings per share	$0.51	$1.39	$1.12	$2.24

Basic weighted average shares outstanding	16.381	16.315	16.365	16.294
Diluted weighted average shares outstanding	16.420	16.351	16.410	16.342

EBITDA RECONCILIATION
	Quarter Ended
	9/30/2015	12/31/2015	3/31/2016	6/30/2016	LTM 6/30/2016
	(In millions)
Net Income Attributable to Stockholders	$20.9	$17.2	$10.0	$8.3	$56.4
Noncontrolling interest income (loss)	0.1	0.1	(0.1)	—	0.1
Income tax provision (benefit)	7.4	11.7	(1.0)	3.5	21.6
Interest expense	1.3	1.1	1.1	2.0	5.5
Interest income	(0.3)	(0.6)	(0.4)	(0.7)	(2.0)
Depreciation and amortization expense	7.2	6.8	6.9	10.2	31.1
EBITDA*	$36.6	$36.3	$16.5	$23.3	$112.7

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2016	2015	2016	2015
	(In millions)
Revenues
Americas	$411.8	$463.9	$829.0	$879.8
EMEA	155.6	146.2	302.6	303.8
JAPIC	39.1	48.2	78.8	95.8
Lift truck business	$606.5	$658.3	$1,210.4	$1,279.4
Bolzoni	38.9	—	38.9	—
Nuvera	0.2	0.4	0.5	1.6
Total	$645.6	$658.7	$1,249.8	$1,281.0

Gross profit (loss)
Americas	$72.8	$79.9	$145.0	$146.9
EMEA	24.3	25.1	46.4	54.9
JAPIC	4.5	6.0	8.7	12.9
Lift truck business	$101.6	$111.0	$200.1	$214.7
Bolzoni	12.8	—	12.8	—
Nuvera	(0.4)	(0.4)	(1.0)	(1.2)
Total	$114.0	$110.6	$211.9	$213.5

Operating profit (loss)
Americas	$16.3	$31.2	$31.7	$48.4
EMEA	3.6	3.3	5.6	12.0
JAPIC	(0.9)	(1.3)	(2.5)	(0.2)
Lift truck business	$19.0	$33.2	$34.8	$60.2
Bolzoni	0.7	—	0.7	—
Nuvera	(8.3)	(5.9)	(14.4)	(11.9)
Total	$11.4	$27.3	$21.1	$48.3

Net income (loss) attributable to stockholders
Americas	$9.9	$24.4	$23.0	$33.6
EMEA	3.1	2.6	4.5	9.9
JAPIC	0.1	(0.8)	(0.7)	0.2
Lift truck business	$13.1	$26.2	$26.8	$43.7
Bolzoni	0.1	—	0.1	—
Nuvera	(4.9)	(3.5)	(8.6)	(7.1)
Total	$8.3	$22.7	$18.3	$36.6

HYSTER-YALE MATERIALS HANDLING, INC.
UNAUDITED FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Six Months Ended
	June 30
	2016	2015
	(In millions)
Net cash used for operating activities	$(22.9)	$(2.8)
Net cash used for investing activities	(116.2)	(9.7)
Cash Flow Before Financing Activities	$(139.1)	$(12.5)

	June 30, 2016	December 31, 2015
Cash	$51.5	$155.1
Debt	150.6	53.1
Net Cash (Debt)	$(99.1)	$102.0